UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2005

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On December 20, 2005, PlanetOut Inc. (the “Company”) announced that Jeffrey T. Soukup, the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, has been appointed as the Company’s Chief Operating Officer effective December 16, 2005. The Company intends to commence a search for a chief financial officer to report to Mr. Soukup who will continue as the Company’s acting Chief Financial Officer until the successor is appointed.
     Mr. Soukup joined the Company’s predecessor, Online Partners.com, Inc., in August 2000 as its Chief Financial Officer and Senior Vice President, Administration. From August 1999 until August 2000, Mr. Soukup served as Vice President in the consumer services and business development divisions of ChannelPoint, Inc., a business-to-business Internet-based finance company. From July 1998 until August 1999, Mr. Soukup was a Vice President of GE Equity, the private equity arm of the General Electric Corporation and, prior to that, was a co-founder of Stamos Associates, Inc., a healthcare consulting business which was acquired by Perot Systems Corporation. Previously, Mr. Soukup was legislative counsel to Senator Bill Bradley, a Senior Associate at Booz Allen & Hamilton Inc., a consulting firm, and an Associate at the law firm of Kirkland & Ellis. Mr. Soukup sits on the board of directors of the Gay and Lesbian Alliance Against Defamation (GLAAD) and was a co-chair of the board of directors of the Gay and Lesbian Victory Fund. He holds a B.A. in International Relations and a M.A. in International Policy Studies from Stanford University and a M.B.A. with a concentration in Finance and a J.D. from the University of Chicago.
     Other than previously disclosed transactions and compensation arrangements related to Mr. Soukup’s employment by the Company, there are no transactions to which the Company is or is proposed to be a party and in which Mr. Soukup has material interest.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: December 21, 2005	By:	/s/ Jeffrey T. Soukup
Jeffrey T. Soukup
Chief Operating Officer, Acting Chief Financial Officer, Secretary and Treasurer